Exhibit 5.7

Pinsent Masons

To:                                       Masonite International Corporation

Our Ref: PXS/502650.07015/JXC

Dated                                       16 April 2007

Dear Sirs

MASONITE – ISSUE OF:

UP TO US $412,000,000 11% SENIOR SUBORDINATED NOTES DUE 2015

UP TO US $358,000,000 11% SENIOR SUBORDINATED NOTES DUE 2015

1.                                                INTRODUCTION

1.1                                          Basis of instructions

We are acting as advisers as to English law to Masonite International Corporation (a corporation organised under the laws of the Canadian State of Ontario and registered in the Canadian State of Ontario (the “Company”) in relation to the entrance by each of the subsidiaries of the Company listed in appendix 2 of this letter (each a “Subsidiary” and together the “Subsidiaries”) of:-

(i)                                             an indenture dated as at 6 October 2006 entered into between, inter alia, Masonite Corporation (a company organised under the laws of the US state of Delaware and registered in the US state of Delaware (“Masonite US”)), the Subsidaries and The Bank of New York (the “US Indenture”) pursuant to which Masonite US will issue up to US$412,000,000 11% Senior Subordinated Notes due 2015 (the “US Exchange Notes”). Under the terms of the US Indenture each of the Subsidiaries will guarantee Masonite US’s obligations to any holders of the US Exchange Notes; and

(ii)                                          an indenture dated as at 6 October 2006 entered into between, inter alia, the Company, the Subsidaries and The Bank of New York (the “Canadian Indenture”) pursuant to which the Company will issue up to US$358,000,000 11% Senior Subordinated Notes due 2015 (the “Canadian Exchange Notes”). Under the terms of the Canadian Indenture each of the Subsidiaries guarantees the Company’s obligations to any holders of the Canadian Exchange Notes

(the US Indenture and the Canadian Indenture together the “Indentures” and the guarantees provided by the Subsidiaries pursuant to the Indentures the “Guarantees”).

The Canadian Exchange Notes will be offered by the Company in exchange for up to $358,000,000 aggregate principal amount of its currently outstanding 11% senior subordinated notes due 2015 and the US Exchange Notes will be offered by Masonite US in exchange for up to $412,000,000 aggregate principal amount of its currently outstanding 11% senior subordinated notes due 2105.

1.2                                          Documents covered by this opinion

This opinion relates to the Indentures and the Guarantees.

1.3                                          Documents reviewed

For the purpose of giving this opinion, we have examined the following documents:-

1.3.1                                certified copies of the certificate of incorporation and certificate(s) of incorporation on change of name of each Subsidiary;

1.3.2                                the memorandum and articles of association of each Subsidiary certified (by an officer of the Company) as being true, complete and up-to-date as at 16 April 2007;

1.3.3                                the resolutions set out in the minutes of a meeting of the board of directors of each Subsidiary held on 31 March 2005 certified by a director of the relevant Subsidiary as being true, complete and up-to-date as at 16 April 2007 (the “Authorising Resolutions”);

1.3.4                                a Director’s Certificate in respect of each Subsidiary each dated 16 April 2007; and

1.3.5                                copies of the Indentures including the Guarantees.

We have relied on the statements as to factual matters contained in or made pursuant to each of the documents listed above.

1.4                                          Scope of the opinion

This opinion is confined to matters of English law as applied by the English courts as at the date of this opinion. We express no opinion on the laws of any other jurisdiction (or on any European Union law as it affects any jurisdiction other than England).

This opinion is given on the basis that it will be governed by and construed in accordance with English law. To the extent that the laws of any other jurisdiction may be relevant, we have made no investigation thereof and our opinion is subject to the effect of such laws.

This opinion is given, and opines as at 16 April 2007.

2.                                                ASSUMPTIONS

In this opinion, we have made the following assumptions:-

2.1                                          that all signatures and seals on all documents submitted to us are genuine;

2.2                                          that all documents submitted to us as originals are authentic and complete and that all documents submitted to us in electronic form or as photocopies or facsimile transmitted copies or other copies of original documents conform to the originals and that the originals from which such copies were taken are authentic and complete;

2.3                                          that, where a document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

2.4                                          that each of the statements contained in the documents referred to in paragraphs 1.3.3 and 1.3.4 is true and correct as at the date of this opinion;

2.5                                          that the signatures of the person or persons who signed the Indentures on behalf of each Subsidiary (or attested the affixing of the seal of that Subsidiary) are true and genuine signatures of the persons they purport to be;

2.6                                          that no limit on the powers of any Subsidiary to give a guarantee (other than under the memorandum and articles of association of the Company or under any law or regulation applicable to English companies generally) will be breached by its entering into any of the Indentures or providing the Guarantees;

2.7                                          that where any Indenture is a deed, it has been delivered by or on behalf of the relevant Subsidiary and is not subject to any escrow or similar arrangement;

2.8                                          that all facts stated in any documents submitted to us are accurate and complete and that all representations and warranties given by the Subsidiaries under the Indentures are accurate and complete (except to the extent that they relate to matters of law expressly covered by this opinion);

2.9                                          no Subsidiary is party to any agreement with any creditor or person under which the consent of that or any other person is required for the Subsidiary to enter into the Indentures or provide the Guarantees (and that no Subsidiary is party to any agreement with any creditor or person in which that Subsidiary has agreed not to enter a document (or commitment) of the nature of the Indentures or the Guarantees).

2.10                                    that the information disclosed in the searches and enquiries referred to in paragraph 3.1 below was accurate and complete, that there has been no alteration in the status or condition of any Subsidiary since the date of those searches and enquiries and that no additional matters would have been disclosed by such searches and enquiries being carried out at any later time;

2.11                                    that no Subsidiary has passed a voluntary winding-up resolution, that no petition has been presented to or order made by a court for the winding up or dissolution of any Subsidiary, that no application has been made to a court for an administration order in respect of any Subsidiary and no administration order has been made by a court in relation to any Subsidiary, that no appointment of an administrator of any Subsidiary has been made out of court and no notice of intention to appoint an administrator has been given or filed with the court in respect of any Subsidiary and that no receiver, trustee, administrator, provisional liquidator, administrative receiver, nominee, supervisor or similar officer has been appointed in relation to any Subsidiary or any of its assets or revenues and that no proceedings or processes analogous to any of the above have been commenced against any Subsidiary or any of its assets in any jurisdiction;

2.12                                    that there has been no bad faith or fraud, coercion, duress or undue influence on the part of any of any party to the Indentures and/or their directors, employees, agents and advisers;

2.13                                    that no foreign law affects this opinion;

2.14                                    that none of the parties is or will be seeking to achieve any purpose not apparent from the Indentures which might render any of them illegal, void or unenforceable;

2.15                                    that notwithstanding that Bonlea Limited’s (“Bonlea”) memorandum of association contain several typographical errors including in the paragraph detailing Bonlea’s ability to enter into and provide guarantees, the true construction and intention of Bonlea’s memorandum of association is that Bonlea has the power to provide the Guarantees. (We would note in any event that section 35 of the Companies Act 1985 provides that the validity of an act done by a company cannot be questioned on the basis of lack of capacity as detailed in that company’s memorandum of association. As Bonlea has entered into the Indentures and provided the Guarantees at the date of this letter, the provisions of section 35 of the Companies Act 1985 should operate to protect any recipient of the Guarantees);

2.16                                    that the form 288a filed at companies house recording the appointment of Rose Murphy as company secretary of Masonite Europe Limited effective from 3 January 2007 contains an error and should in fact record the appointment of Rose Murphy as company secretary of MEL effective from 1 October 2006;

2.17                                    that each Subsidiaries’ centre of main interests for the purposes of Council Regulation (EC) No 1346/2000 of 29 May 2000 on Insolvency Proceedings (the “Insolvency Regulation”) is at all times located in England and Wales;

2.18                                    that immediately on and after giving of each Guarantee and the entering of each Indenture each Subsidiary will not be unable to pay its debts within the meaning of Section 123 of the insolvency Act 1986;

2.19                                    that all exemptions, consents, approvals and authorisations of all governmental or other authorities or agencies which are required in connection with the execution, delivery, issue and performance of the Indentures and the provision of the Guarantees by all parties thereto (other than by the Subsidiaries in England) have been obtained prior to or on the closing date with respect thereto;

2.20                                    that all appropriate filings and registrations in connection with the Indentures and the Guarantees (other than any such filing or registration which may be required of each Subsidiary in England prior to the closing date with respect thereto) have been or will be duly effected in all relevant jurisdictions within all applicable time periods;

3.                                                OPINION

On the basis of, and subject to, the foregoing and the matters set out in paragraphs 4 and 5 below and any matters not disclosed to us, we are of the opinion that:-

3.1                                          Incorporation

Each Subsidiary is a company validly existing and duly incorporated with limited liability under English law. In addition:-

3.1.1                                our internet search on the date of this opinion of the accessible public records of each Subsidiary at Companies House revealed no order or resolution for the winding-up of that Subsidiary, no administration order in relation to that Subsidiary and no notice of appointment of a liquidator, receiver, administrative receiver or administrator of that Subsidiary or its assets;

3.1.2                                the Central Registry of Winding-Up Petitions has confirmed in response to our telephone enquiry made today that no petition for the winding-up of any Subsidiary has been presented within the period of six months covered by such enquiry.

3.2                                          Powers

Each Subsidiary has the corporate power and capacity to enter into, execute, deliver and perform its obligations under each Indenture to which it is a party including the provision of the Guarantees.

3.3                                          Authorisation and due execution

The execution, delivery and performance of the Indentures has been duly authorised by all necessary corporate action on the part of each Subsidiary. The Indentures have been duly executed and delivered which execution and delivery and the performance of each Subsidiaries’ obligations thereunder, including the provision of the Guarantees, does not conflict with or result in any violation by each Subsidiary of any term of its respective Memorandum or Articles of Association or of any law or regulation having the force of law in England and applicable to each Subsidiary.

4.                                                QUALIFICATIONS

This opinion is subject to the following qualifications:-

4.1                                          the search at Companies House referred to in paragraph 3.1.1 is not conclusively capable of revealing whether or not:-

4.1.1                                a winding-up order has been made or a resolution passed for the winding up of a company; or

4.1.2                                an administration order has been made; or

4.1.3                                a receiver, administrative receiver, administrator or liquidator has been appointed,

as notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public microfiche of the relevant company immediately. In addition, that search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or an application for an administration order or a notice of intention to appoint an administrator has been presented;

4.2                                          the enquiry at the Central Registry of Winding-Up Petitions referred to in paragraph 3.1.2 relates only to a compulsory winding-up (and will not reveal whether or not a voluntary winding-up has been commenced) and additionally is not conclusively capable of revealing whether or not:-

4.2.1                                a winding-up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding-Up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made; and

4.2.2                                an application for an administration order has been presented in any court and, in particular, it is not possible to enquire of any County Court as to whether an application for an administration order has been presented to, or an administration order has been made by, such County Court against any Subsidiary;

5.                                                LIMITS OF OPINION

This opinion is limited by the following observations:-

5.1                                          we express no opinion as to any taxation matters, or the rights or remedies of any taxation authority in respect of non-payment of taxes or the failure to comply with laws and regulations relating to taxation;

5.2                                          we have not been responsible for investigating or verifying the accuracy of facts, including statements of foreign law, or the reasonableness of any statement of opinion or intention contained in any document referred to in this opinion and we assume that no material facts have been omitted from such documents; and

5.3                                          we express no opinion as to the validity, binding nature or enforceability of the provisions of the Indentures or of the Guarantees.

6.                                                BENEFIT OF OPINION

This opinion is addressed to the Company and is solely for its benefit.

We understand and agree that Simpson Thacher & Bartlett LLP may rely upon this opinion as if it were an addressee hereof for the purpose of providing the opinion to be delivered by Simpson Thacher & Bartlett LLP to the Securities and Exchange Commission (the “SEC”) in connection with the registration statement on Form F-4, as amended, filed by Masonite US and the Company with the SEC under the US Securities Act 1933 relating to the issue of the US Exchange Notes, the Canadian Exchange Notes and the Guarantees (the “Registration Statement”).

We hereby consent to the filing of this opinion letter as Exhibit 5.7 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Yours faithfully

/s/ Pinsent Masons

PINSENT MASONS

APPENDIX 1

THE SUBSIDIARIES

Name	Registered Number
Bonlea Limited	02902882
Masonite Europe Limited	04663296
Premdor Crosby Limited	03227274
Premdor U.K. Holdings Limited	03226252